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                                  EXHIBIT 21.1

                  SUBSIDIARIES OF MAIN STREET BANK INCORPORATED


         Main Street Bank Incorporated is the sole shareholder of Main Street Bank, a state bank incorporated under the laws of the State of Georgia.